Encision Reports 10% Product Revenue Increase in Third Quarter of Fiscal Year 2013 Results

BOULDER, Colo., Jan. 28, 2013 /PRNewswire/ -- Encision Inc. (ECIA:PK), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, today announced financial results for its fiscal 2013 third quarter ended December 31, 2012.

The Company posted quarterly product revenue of $2.955 million and quarterly service revenue of $100 thousand for a quarterly net loss of $82 thousand, or $(0.01) per share. These results compare to product revenue of $2.689 million and service revenue of $479 thousand for a net loss of $81 thousand, or $(0.01) per share, in the year-ago quarter. Gross margin was 54.5 percent compared to 55 percent in the year-ago quarter.

The Company posted nine months product revenue of $8.566 million and nine months service revenue of $464 thousand for a nine months net loss of $337 thousand, or $(0.04) per share. These results compare to product revenue of $8.352 million and service revenue of $1.266 million for a net loss of $570 thousand, or $(0.09) per share, in the year-ago nine months. Gross margin was 56 percent compared to 53 percent in the year-ago nine months. In the year-ago nine months, our margin was lower due to a one-time charge of $430 thousand for a voluntary recall of a certain electrode product.

"We were pleased that our product revenue grew ten percent for the third quarter over last year's third quarter and five percent over this year's second quarter," said Fred Perner, President and CEO. "As we previously announced, our service revenue continues to lag last year's pace due to a project that was phased out by a strategic partner at the beginning of this fiscal year. Additionally, we continued to make investments in our quality platform and product development initiatives. In the third quarter, our inventory levels increased as we expect to introduce new products in our fourth quarter."

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2012 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.
Condensed Balance Sheets
(Amounts in thousands)
(Unaudited)

	December 31, 2012	March 31, 2012
ASSETS
Cash and cash equivalents	$ 473	$ 565
Accounts receivable, net	1,096	1,428
Inventories, net	2,622	2,489
Prepaid expenses	100	28
Total current assets	4,291	4,510
Equipment, net	1,660	1,619
Patents, net	228	273
Other assets	9	7
Total assets	$ 6,188	$ 6,409
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$ 694	$ 1,040
Accrued compensation	405	283
Other accrued liabilities	421	349
Total current liabilities	1,520	1,672
Common stock and additional paid-in capital	21,565	21,297
Accumulated (deficit)	(16,897)	(16,560)
Total shareholders' equity	4,668	4,737
Total liabilities and shareholders' equity	$ 6,188	$ 6,409

Encision Inc.
Condensed Statements of Operations
(Amounts in thousands, except per share information)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net revenue:
Product	$ 2,955	$ 2,689	$8,566	$ 8,352
Service	100	478	464	1,266
Total revenue	3,055	3,167	9,030	9,618
Cost of revenue:
Product	1,317	1,195	3,692	3,981
Service	72	231	311	551
Total cost of revenue	1,389	1,426	4,003	4,532
Gross profit	1,666	1,741	5,027	5,086
Operating expenses:
Sales and marketing	903	1,058	2,716	3,308
General and administrative	385	407	1,352	1,289
Research and development	461	338	1,294	1,011
Total operating expenses	1,749	1,803	5,362	5,608
Operating loss	(83)	(62)	(335)	(522)
Interest and other expense, net	1	(19)	(2)	(48)
Loss before provision for income taxes	(82)	(81)	(337)	(570)
Provision for income taxes	– –	– –	– –	– –
Net loss	$ (82)	$ (81)	$ (337)	$ (570)
Net loss per share—basic and diluted	$ (0.01)	$ (0.01)	$ (0.04)	$ (0.09)
Basic and diluted weighted average number of shares	8,210	6,455	8,197	6,455